Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Strategic Partner Style Specific Funds:

We consent to the incorporation by reference in the registration statement (Nos. 811-09439 and 333-82621) on Form N-1A of the Strategic Partner Style Specific Funds, (comprised of Jennison Conservative Growth Fund and Dryden Small Cap Value Fund, hereafter referred to as the “Funds”) of our reports dated September 26, 2008, with respect to the statements of assets and liabilities of the Funds, including the portfolios of investments, as of July 31, 2008, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended, which appear in the July 31, 2008 annual reports on Form N-CSR of the Funds.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

September 26, 2008